AGREEMENT AND PLAN OF MERGER

by and between

GREENE COUNTY BANCSHARES, INC.

and

CIVITAS BANKGROUP, INC.

Dated as of January 25, 2007

(i)

	3.23 Internal Controls	21
	3.24 Opinion of GCBS Financial Advisor	21

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF CVBG	21
	4.1 Corporate Organization	22
	4.2 Capitalization	22
	4.3 Authority; No Violation	23
	4.4 Consents and Approvals	24
	4.5 Reports	25
	4.6 Financial Statements	25
	4.7 Broker’s Fees	25
	4.8 Absence of Certain Changes or Events	26
	4.9 Legal Proceedings	26
	4.10 Taxes and Tax Returns	26
	4.11 Employees	26
	4.12 SEC Reports	28
	4.13 Compliance with Applicable Law	28
	4.14 Certain Contracts	29
	4.15 Agreements with Regulatory Agencies	29
	4.16 Interest Rate Risk Management Instruments	30
	4.17 Undisclosed Liabilities	30
	4.18 Insurance	30
	4.19 Environmental Liability	30
	4.20 State Takeover Laws	31
	4.21 Reorganization	31
	4.22 Information Supplied	31
	4.23 Internal Controls	31
	4.24 Opinion of CVBG Financial Advisor	32

ARTICLE V.	COVENANTS RELATING TO CONDUCT OF BUSINESS	32
	5.1 Conduct of Businesses Prior to the Effective Time	32
	5.2 CVBG Forbearances	32

ARTICLE VI.	ADDITIONAL AGREEMENTS	34
	6.1 Regulatory Matters	34
	6.2 Access to Information	35
	6.3 Shareholders’ Approvals	36
	6.4 Legal Conditions to Merger	37
	6.5 Affiliates	37
	6.6 Stock Quotation or Listing	37
	6.7 Employee Benefit Plans; Existing Agreements	37
	6.8 Directors’ and Officers’ Insurance	38
	6.9 Advice of Changes	39
	6.10 Acquisition Proposals	39
	6.11 Bank Merger	41

(ii)

ARTICLE VII.	CONDITIONS PRECEDENT	41
	7.1 Conditions to Each Party’s Obligation To Effect the Merger	41
	7.2 Conditions to Obligations of CVBG	42
	7.3 Conditions to Obligations of GCBS	42

ARTICLE VIII.	TERMINATION AND AMENDMENT	43
	8.1 Termination	43
	8.2 Effect of Termination	45
	8.3 Termination Fee	45
	8.4 Amendment	46
	8.5 Extension; Waiver	46

ARTICLE IX.	GENERAL PROVISIONS	47
	9.1 Closing	47
	9.2 Standard	47
	9.3 Nonsurvival of Representations, Warranties and Agreements	47
	9.4 Expenses	47
	9.5 Notices	48
	9.6 Interpretation	48
	9.7 Counterparts	48
	9.8 Entire Agreement	48
	9.9 Governing Law	49
	9.10 Publicity	49
	9.11 Assignment; Third Party Beneficiaries	49

(iii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2007 (this “Agreement”), by and between Greene County Bancshares, Inc., a Tennessee corporation (“GCBS”) and CIVITAS BankGroup, Inc., a Tennessee corporation (“CVBG”), and.

RECITALS:

WHEREAS, the Boards of Directors of GCBS and CVBG have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which CVBG will, subject to the terms and conditions set forth herein, merge with and into GCBS (the “Merger”), so that GCBS is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the Boards of Directors of GCBS and CVBG have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, CVBG will cease to have a separate corporate existence, and shareholders of CVBG will receive from GCBS in exchange for each common share, par value $0.50 per share, of CVBS (the “CVBG Common Stock”), (a) $10.25 in cash, or (b) 0.2674 common shares, $2.00 par value, of GCBS (“GCBS Common Stock”), subject, in each case, to any adjustments pursuant to this Agreement;

WHEREAS, in connection with the Merger, each shareholder of CVBG will be entitled to elect to receive, in exchange for such shareholder’s shares of CVBG Common Stock, either (a) cash, (b) shares of GCBS Common Stock or (c) a combination of cash and shares of GCBS Common Stock, as determined in accordance with the terms of this Agreement;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, agreements, and conditions contained herein, and intending to be legally bound hereby, GCBS and CVBG agree as follows:

    ARTICLE I.
    THE MERGER

1.1        The Merger.

(a)  Upon the terms and subject to conditions set forth in this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time (as defined in Section 1.2), CVBG shall merge with and into GCBS. GCBS shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Tennessee. Upon consummation of the Merger, the separate corporate existence of CVBG shall terminate. As a result of the Merger, the outstanding shares of CVBG Common Stock and any shares of CVBG Common Stock held in treasury by CVBG shall be cancelled or converted in the manner provided in this Article.

(b)  The parties may by mutual agreement at any time change the method of effecting the combination of GCBS and CVBG including without limitation the provisions of this Article I, if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of CVBG with and into a wholly-owned subsidiary of GCBS; provided, however, that no such change shall (i) alter or change the amount of Merger Consideration (as defined below) to be provided to holders of CVBG Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of CVBG Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2      Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”), or such time thereafter as is agreed to in writing by GCBS and CVBG and so provided in the certificate of merger filed with the Tennessee Secretary. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3      Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 48-21-108 of the TBCA and further as set forth in this Article below.

1.4       Conversion of CVBG Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)  Subject to this Section 1.4 and Sections 1.5 and 1.6, each share of CVBG Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of CVBG Common Stock to be cancelled or converted to treasury shares of the Surviving Corporation in accordance with Section 1.4(d)) shall be converted into the right to receive, at the election of the holder thereof:

(i)  the number of shares of GCBS Common Stock that is equal to the Exchange Ratio, as defined in Section 1.4(b) (the “Per Share Stock Consideration”); or

(ii)  a cash amount equal to $10.25 (the Per Share Cash Consideration);

provided however, that any shares of CVBG Common Stock with respect to which the holder owns two hundred (200) or fewer shares of record as of the Election Deadline, as defined in Section 1.5(a)(ii), shall be converted into the right to receive Per Share Cash Consideration, and no such shares of CVBG Common Stock shall be converted into the right to receive the Per Share Stock Consideration. Any such shares of CVBG Common Stock are hereinafter referred to as “Mandatory Cash Shares.” The foregoing consideration, collectively and in the aggregate, along with the Per Option Consideration defined below, shall be referred to herein as the “Merger Consideration.” All of the shares of CVBG Common Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CVBG Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration.

(b)  Unless adjusted pursuant to the terms of this Agreement, the “Exchange Ratio” shall be 0.2674. The Exchange Ratio shall be subject to adjustment pursuant to Section 1.4(e) or Section 1.4(f).

(c)  Subject to the allocation provisions of Section 1.5 below, each holder of a share of CVBG Common Stock may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of CVBG Common Stock; provided, however, that the aggregate amount of cash consideration with respect to which the Per Share Cash Consideration shall be paid as the Merger Consideration, including payments to holders of fractional shares under Section 1.6, option holders under Section 1.7, and holders of Mandatory Cash Shares, shall be:

30% times ((the number of shares of CVBG Common Stock outstanding at the Effective Time times the Per Share Cash Consideration) plus (the Total Option Consideration defined in Section 1.7))

Such amount of cash paid as Merger Consideration shall be referred to as the “Total Cash Merger Consideration.” The remaining Merger Consideration paid in the form of shares of GCBS Common Stock shall be referred to in this Agreement as the “Total Stock Merger Consideration.”

(d)  All shares of CVBG Common Stock held by CVBG as treasury shares shall be cancelled and retired and shall cease to exist, and no shares of GCBS Common Stock or other consideration shall be delivered in exchange thereof. All shares of CVBG Common Stock, if any, that are beneficially owned by GCBS (excluding shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), upon conversion into shares of GCBS Common Stock, shall become treasury shares of the Surviving Corporation.

(e)  Revision of Exchange Ratio.

                                 (i)  For the purposes of this Section 1.4(e), the following terms shall have the meanings indicated:

                    1.  “Average Closing Price” shall mean average closing price of the GCBS Common Stock as reported on the NASDAQ Global Select Market for the 20 Business Days immediately preceding, and inclusive of, the Measurement Date.

                    2.  “Relative Change Percentage” shall mean the GCBS Price Change Percentage less the Index Change Percentage.

                    3.  “GCBS Price Change Percentage” shall mean the percentage change between the Starting Share Price and the Average Closing Price.

                    4.  “Index” shall mean the NASDAQ Bank Index.

                    5.  “Index Change Percentage” shall mean the percentage change in the Index from November 14, 2006, to the Measurement Date.

                    6.  “Measurement Date” shall mean the date that is ten trading days prior to the Closing.

                    7.  “Starting Share Price” shall mean $38.33

(ii)  If the Average Closing Price is more than $41.778 and the Relative Change Percentage is greater than +10%, then the Exchange Ratio will be recalculated as follows:

10.25/(Starting Share Price times (1 plus (Relative Change Percentage minus 10%)))
However, in no event shall the Exchange Ratio be less than .2380.

Example: Average Closing Price is $45.42 (+18.5% GCBS Price Change Percentage)
Index Change Percentage is +3% (resulting in Relative Change Percentage of 15.5%)
New Exchange Ratio = 10.25/(38.33 times (1 plus .055)) = 0.2547

(iii)  If the Average Closing Price is less than $34.182 and the Relative Change Percentage is less than -10%, then the Exchange Ratio will be recalculated as follows:

10.25/(Starting Share Price times (1 plus (Relative Change Percentage plus 10%)))
However, in no event shall the Exchange Ratio be greater than .2968.

Example: Average Closing Price is $30.28 (-21% GCBS Price Change Percentage)
Index Change Percentage is -5% (resulting in Relative Change Percentage of -16%)
New Exchange Ratio = 10.25/(38.33 times (1 minus .06)) = 0.2845

(f)  The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding GCBS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in GCBS’s capitalization.

1.5        Election and Allocation Procedures.

(a)  Election Procedures.

(i)  An election form (“Election Form”), together with the other transmittal materials described in Section 2.2(a), shall be mailed as soon as reasonably practicable after the Effective Time (provided that it need not be sent until the Requisite Regulatory Approvals (as defined in Section 7.1(c)) have been obtained) to each holder of CVBG Common Stock of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Illinois Stock Transfer Company will act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 1.5. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of CVBG Common Stock to elect to receive the Per Share Cash Consideration with respect to all or any of such holder’s CVBG Common Stock (shares as to which the election is made, “Cash Election Shares”). The “Cash Election Amount” shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. All shares of CVBG Common Stock other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the “Stock Election Shares.”

(ii)  Any share of CVBG Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Closing Date to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than 15 days after the Mailing Date (such deadline, the “Election Deadline”), shall be converted either into the Per Share Stock Consideration or the Per Share Cash Consideration as set forth in Section 1.5(b).

(iii)  Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all CVBG Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of CVBG Common Stock represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither GCBS nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(b)  Allocation Procedures. As soon as reasonably practicable after the Effective Time, GCBS shall cause the Exchange Agent to allocate the Total Cash Merger Consideration and Total Stock Merger Consideration among the holders of CVBG Common Stock and CVBG Stock Options, which shall be effected by the Exchange Agent as follows:

(i)  Mandatory Cash Shares and CVBG Stock Options shall be paid their appropriate portion of the Total Cash Merger Consideration.

(ii)  If the remaining Total Cash Merger Consideration is greater than the Cash Election Amount, then:

1.  each Cash Election Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration;

2.  the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares (“Cash Designee Shares”) such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Total Cash Merger Consideration. Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

3.  each remaining unconverted share of CVBG Common Stock (after application of subsections (1) and (2) above) shall be converted into the right to receive the Per Share Stock Consideration.

(iii)  If the remaining Total Cash Merger Consideration is less than the Cash Election Amount then:

1.  each Stock Election Share and each No Election Share shall be converted into the right to receive the Per Share Stock Consideration;

2.  the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares, a sufficient number of such shares (“Stock Designee Shares”) such that the number of such Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the Cash Election Amount and the Total Cash Merger Consideration. The Stock Designee Shares shall be converted into the right to receive the Per Share Stock Consideration; and

3.  each remaining unconverted share of CVBG Common Stock (after application of subsections (1) and (2) above) shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

(iv)  In the event the Exchange Agent is required pursuant to this Section 1.5 to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Stock Designee Shares. Such pro ration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares. Adjustments may be made for rounding purposes.

1.6    No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of GCBS Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of GCBS Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of CVBG Common Stock owned by such holder at the Effective Time) by $10.25. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

1.7       Conversion of Stock Options.

(a)  At the Effective Time, each stock option granted or heretofore assumed by CVBG to purchase shares of CVBG Common Stock (each a “CVBG Stock Option”) as disclosed in Schedule 4.2(a) of the CVBG Disclosure Schedule, which is outstanding, unexercised, and vested as of the Effective Time (even to the extent such vesting is caused by change of control provisions triggered by the consummation of the Merger) shall cease to represent a right to acquire shares of CVBG Common Stock and shall be exchanged for an amount of cash consideration equal to the “in the money” amount of such CVBG Stock Option; provided that, the “in the money” amount of an CVBG Stock Option shall be the excess of the Per Share Cash Consideration over the exercise price of such option (referred to per CVBG Stock Option as the “Per Option Consideration” or in the aggregate as the “Total Option Consideration,” which for purposes of this Agreement shall be included in the definition of “Merger Consideration”).

(b)  Except as provided herein or as otherwise agreed to by the parties, the 1998 Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of CVBG or any Subsidiary thereof shall have been suspended as of December 12, 2006, and CVBG shall ensure that following the aforementioned Date that no additional CVBG Stock Options have been granted and that other than the options disclosed in Schedule 4.2(a) of the CVBG Disclosure Schedule no other options have been granted and that no other persons shall have any right to acquire equity securities of CVBG or the Surviving Corporation.

1.8  GCBS Capital Stock. At and after the Effective Time, each share of GCBS Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Merger.

1.9  Charter. Subject to the terms and conditions of this Agreement, at the Effective Time, the Charter of GCBS, as amended (the “GCBS Articles”), shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10  Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of GCBS shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11  Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.12  Certain Post-Closing Matters.

(a)  Board Composition. The current members of the Board of Directors of GCBS shall continue as the directors of the Surviving Corporation at the Effective Time. After the Effective Time, the GCBS Nominating Committee of its Board of Directors will review individuals from the Middle Tennessee area as director candidates for GCBS.

(b)  Officers of Surviving Corporation. The current officers of GCBS shall continue as the officers of the Surviving Corporation. Executive management positions of CVBG will be evaluated separately for redundancy and/or a re-allocation of resources. Severance and outplacement assistance will be provided in accordance with GCBS’s Human Resource Policies for dislocated employees remaining through the Effective Time. Retention bonuses will be negotiated on a facts and circumstances basis with certain key employees to assure an effective transition and assimilation.

(c)  Operations. The regulations and policies of GCBS in effect immediately prior to the effective time shall be the regulations and policies of the Surviving Corporation. Management of both parties would work to achieve appropriate operating efficiencies and to conform CVBG’s accounting policies with GCBS’s accounting policies and to make appropriate accruals for loan loss reserves and expenses and, when indicated, charge-offs prior to consummation of the Acquisition.

1.13  Headquarters of Surviving Corporation. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of GCBS as of the date of this Agreement.

ARTICLE II.
DELIVERY OF MERGER CONSIDERATION

2.1  Deposit of Merger Consideration. Prior to the Effective Time, GCBS shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates and Civitas Stock Options, for exchange in accordance with this Article II, certificates representing the shares of GCBS Common Stock and cash (such cash and certificates for shares of GCBS Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 1.4, Section 1.6, and Section 1.7 in exchange for outstanding shares of CVBG Common Stock.

2.2        Delivery of Merger Consideration.

(a)  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of GCBS Common Stock and any cash into which the shares of CVBG Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed and duly executed letter of transmittal as the Exchange Agent may reasonable require, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of whole shares of GCBS Common Stock to which such holder of CVBG Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of Article I, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash or on any unpaid dividends and distributions payable to holders of Certificates.

(b)  No dividends or other distributions declared with respect to GCBS Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of GCBS Common Stock represented by such Certificate.

(c)  If any certificate representing shares of GCBS Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of GCBS Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)  After the Effective Time, there shall be no transfers on the stock transfer books of CVBG of the shares of CVBG Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of GCBS Common Stock and cash as provided in Article I.

(e)  Any portion of the Exchange Fund that remains unclaimed by the shareholders of CVBG as of the first anniversary of the Effective Time shall be paid to GCBS. Any former shareholders of CVBG who have not theretofore complied with this Article II shall thereafter look only to GCBS for payment of the shares of GCBS Common Stock and cash and any unpaid dividends and distributions on the GCBS Common Stock deliverable in respect of each share of CVBG Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CVBG, GCBS, the Exchange Agent or any other person shall be liable to any former holder of shares of CVBG Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by GCBS, the posting by such person of a bond in such amount as GCBS may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of GCBS Common Stock, and any cash deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF GCBS

Except as disclosed in (a) the GCBS Reports (defined below) filed prior to the date hereof or (b) the disclosure schedule (the “GCBS Disclosure Schedule") delivered by GCBS to CVBG prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of GCBS’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined below) on GCBS), GCBS hereby represents and warrants to CVBG as follows:

3.1        Corporate Organization.

(a)  GCBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. GCBS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on GCBS. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CVBG, GCBS or the Surviving Corporation, as the case may be, a material adverse impact on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), the following shall not be deemed to have a Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to GCBS or CVBG or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined below), (F) actions or omissions of GCBS or CVBG taken with the prior written consent of the other or required hereunder, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (I) the termination of employment of key employees of CVBG or failure of key employees of CVBG to execute employment agreements with GCBS to become effective after the Effective Time; and provided, further, that in no event shall a change in the trading prices of a party's capital stock, by itself, be considered material or constitute a Material Adverse Effect.

(b)  GCBS is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the GCBS Charter and Bylaws, as in effect as of the date of this Agreement, have previously been made available by GCBS to CVBG.

(c)  Each GCBS Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on GCBS and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on GCBS. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP.

3.2       Capitalization.

(a)  The authorized capital stock of GCBS consists of fifteen million (15,000,000) shares of GCBS Common Stock, of which, as of December 31, 2006, 9,796,349 shares were issued and outstanding, and one hundred thirty (130) shares of Organizational Common Stock, $10.00 par value per share (together with the GCBS Common Stock, the “GCBS Capital Stock”), of which, as of December 31, 2006, no shares were issued and outstanding. As of the date hereof, no shares of GCBS Capital Stock were reserved for issuance except for 500,000 shares of GCBS Common Stock reserved for issuance upon the exercise of options to purchase shares of GCBS Common Stock (each a “GCBS Stock Option”) pursuant to the equity-based compensation plans of GCBS (the “GCBS Stock Plans”) as identified in Section 3.2(a) of the GCBS Disclosure Schedule. All of the issued and outstanding shares of GCBS Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of GCBS are issued or outstanding. Since September 30, 2006, GCBS has not issued any shares of GCBS Capital Stock or any securities convertible into or exercisable for any shares of GCBS Capital Stock, other than shares issued upon exercise of a GCBS Stock Option.

(c)  Except for (i) this Agreement, (ii) the rights under the GCBS Stock Plans which represented, as of September 30, 2006, the right to acquire up to an aggregate of 255,525 shares of GCBS Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement, there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which GCBS or any its Subsidiaries is a party or by which it or any its Subsidiaries is bound obligating GCBS or any its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of GCBS Capital Stock or any Voting Debt or stock appreciation rights of GCBS or any its Subsidiaries or obligating GCBS or any its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of GCBS or any its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of GCBS or any its Subsidiaries or (B) pursuant to which GCBS or any of its Subsidiaries is or could be required to register shares of GCBS Capital Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(d)  GCBS owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of GCBS has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(d) of the GCBS Disclosure Schedule sets forth a list of the material investments of GCBS in Non-Subsidiary Affiliates. As used in this Agreement, the term “Non-Subsidiary Affiliate” when used with respect to any party means any corporation, partnership, limited liability company, joint venture or other entity other than such party’s Subsidiaries.

3.3        Authority; No Violation.

(a)  GCBS has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of GCBS Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GCBS. The Board of Directors of GCBS determined that the Merger is advisable and in the best interest of GCBS and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to GCBS’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GCBS Common Stock, no other corporate proceedings on the part of GCBS are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GCBS and (assuming due authorization, execution and delivery by CVBG) constitutes valid and binding obligations of GCBS, enforceable against GCBS in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)  Neither the execution and delivery by GCBS of this Agreement nor the consummation by GCBS of the transactions contemplated hereby, nor compliance by GCBS with any of the terms or provisions hereof, will (i) violate any provision of the GCBS Articles or Bylaws of GCBS or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GCBS, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GCBS, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GCBS, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on GCBS.

3.4  Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any other federal, state or foreign agencies or regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Joint Proxy Statement/Prospectus in definitive form relating to the meeting of CVBG’s and GCBS’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of NASDAQ, or which are required under insurance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of GCBS Common Stock pursuant to this Agreement and (viii) the approval of this Agreement by the requisite vote of the shareholders of GCBS and CVBG, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by GCBS of this Agreement and (B) the consummation by GCBS of the Merger and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which GCBS is a party and which are listed in Section 3.4 of the GCBS Disclosure Schedule, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by GCBS of this Agreement and (B) the consummation by GCBS of the Merger and the other transactions contemplated hereby.

3.5  Reports. GCBS and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a “State Regulator”), (iv) the SEC, (v) any State Regulator (collectively “Regulatory Agencies”), and all other reports and statements required to be filed by them, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on GCBS. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of GCBS and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of GCBS, investigation into the business or operations of GCBS or any of its Subsidiaries, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on GCBS. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of GCBS or any of its Subsidiaries which, in the reasonable judgment of GCBS, will, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

3.6  Financial Statements. GCBS has previously made available to CVBG true and correct copies of (i) the consolidated balance sheets of GCBS and its Subsidiaries as of December 31, 2003, 2004 and 2005 and the related consolidated statements of income and changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2003 through 2005, inclusive as reported in GCBS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC under the Exchange Act and accompanied by the audit report of Dixon Hughes, PLLC, independent public accountants with respect to GCBS, and

(ii) the unaudited consolidated balance sheet of GCBS and its Subsidiaries as of September 30, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the nine-month period then ended, as reported in GCBS’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of GCBS and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of GCBS and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

3.7  Broker’s Fees. Except for Scott & Stringfellow, Inc., neither GCBS nor any GCBS Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8  Absence of Certain Changes or Events.

(a)  Since September 30, 2006, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on GCBS.

(b)  Since September 30, 2006, through and including the date of this Agreement, GCBS and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9  Legal Proceedings.

(a)  Except as disclosed in Section 3.9(a) of the GCBS Disclosure Schedule, neither GCBS nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of GCBS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GCBS or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

(b)  There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon GCBS, any of its Subsidiaries or the assets of GCBS or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on GCBS.

3.10  Taxes and Tax Returns.

(a)  Each of GCBS and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on GCBS. The federal income Tax returns of GCBS and its Subsidiaries to the knowledge of GCBS have not been examined by the IRS. There are no material disputes pending, or to the knowledge of GCBS, claims asserted, for Taxes or assessments upon GCBS or any of its Subsidiaries for which GCBS does not have reserves that are adequate under GAAP. Neither GCBS nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GCBS and its Subsidiaries). Within the past five years, neither GCBS nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(b)  As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

3.11  Employees.

(a)  Section 3.11(a) of the GCBS Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of GCBS and its Subsidiaries or with respect to which GCBS or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the “GCBS Benefit Plans”).

(b)  GCBS has heretofore made available to CVBG true and complete copies of each of the GCBS Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such GCBS Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such GCBS Benefit Plan.

(c)  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GCBS, (i) each of the GCBS Benefit Plans has been operated and administered in all material respects in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, (ii) each of the GCBS Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and has received a favorable determination from the IRS that such GCBS Benefit Plan is so qualified, and to the knowledge of GCBS, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such GCBS Benefit Plan, (iii) with respect to each GCBS Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such GCBS Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such GCBS Benefit Plan’s actuary with respect to such GCBS Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such GCBS Benefit Plan allocable to such accrued benefits, (iv) no GCBS Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of GCBS or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of GCBS or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by GCBS, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with GCBS, would be deemed a “single employer” under Section 4001 of ERISA (a “GCBS ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to GCBS, its Subsidiaries or any GCBS ERISA Affiliate of incurring a material liability thereunder, (vi) no GCBS Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by GCBS or its Subsidiaries as of the Effective Time with respect to each GCBS Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (viii) none of GCBS, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which GCBS, its Subsidiaries or any GCBS Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of GCBS there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the GCBS Benefit Plans or any trusts related thereto.

(d)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of GCBS or any of its affiliates from GCBS or any of its affiliates under any GCBS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GCBS Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

3.12  SEC Reports. GCBS has previously made available to CVBG an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003, by GCBS with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date hereof and (b) communication mailed by GCBS to its shareholders since January 1, 2003. GCBS has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2003 (the “GCBS Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the GCBS Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GCBS Reports, and none of the GCBS Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13  Compliance with Applicable Law.

(a)  GCBS and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity relating to GCBS or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

(b)  Except as will not have, either individually or in the aggregate, a Material Adverse Effect on GCBS, GCBS and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of GCBS, any of its Subsidiaries, or any director, officer or employee of GCBS or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on GCBS, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.14   Certain Contracts.

(a)  Except as disclosed in Section 3.11(a) or 3.14(a) of the GCBS Disclosure Schedule, neither GCBS nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from GCBS, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the GCBS Reports, (iv) which materially restricts the conduct of any line of business by GCBS or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the GCBS Disclosure Schedule, is referred to herein as a “GCBS Contract”, and neither GCBS nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on GCBS.

(b)  (i) Each GCBS Contract is valid and binding on GCBS or any of its Subsidiaries, as applicable, and in full force and effect, (ii) GCBS and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each GCBS Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on GCBS, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of GCBS or any of its Subsidiaries under any such GCBS Contract, except where such default which will, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

3.15  Agreements with Regulatory Agencies. Neither GCBS nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement, or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the GCBS Disclosure Schedule, a “GCBS Regulatory Agreement”), nor to the knowledge of GCBS has GCBS or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such GCBS Regulatory Agreement.

3.16  Interest Rate Risk Management Instruments. GCBS does not engage in interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of GCBS or for the account of a customer of GCBS or one of its Subsidiaries.

3.17  Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of GCBS included in the GCBS Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, neither GCBS nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on GCBS.

3.18  Insurance. GCBS and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks insured against by bank holding companies comparable in size and operations to GCBS and its Subsidiaries.

3.19  Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on GCBS of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the knowledge of GCBS, threatened against GCBS, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on GCBS. To the knowledge of GCBS, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on GCBS. GCBS is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on GCBS.

3.20  State Takeover Laws. The Board of Directors of GCBS has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to GCBS, such that the provisions of such sections of the TBCA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

3.21  Reorganization. As of the date of this Agreement, GCBS is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22  Information Supplied. None of the information supplied or to be supplied by GCBS for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy

Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by GCBS with respect to statements made or incorporated by reference therein based on information supplied by CVBG for inclusion or incorporation by reference in the Joint Proxy Statement.

3.23  Internal Controls. The records, systems, controls, data and information of GCBS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GCBS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the GCBS Reports filed with the SEC prior to the date hereof, GCBS and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. GCBS (i) has designed disclosure controls and procedures to ensure that material information relating to GCBS, including its consolidated Subsidiaries, is made known to the management of GCBS by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to GCBS’s independent registered public accounting firm and the audit committee of GCBS’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect GCBS's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in GCBS’s internal control over financial reporting. GCBS has made available to CVBG a summary of any such disclosure made by management to GCBS’s auditors and audit committee since January 1, 2002. GCBS is in full compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

3.24  Opinion of GCBS Financial Advisor. GCBS has received the opinion of its financial advisor, Scott & Stringfellow, Inc., dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to GCBS and the holders of GCBS Common Stock.

  ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF CVBG

Except as disclosed in (a) the CVBG Reports (defined below) filed prior to the date hereof or (b) the disclosure schedule (the "CVBG Disclosure Schedule") delivered by CVBG to GCBS prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of CVBG’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on CVBG), CVBG hereby represents and warrants to GCBS as follows:

4.1        Corporate Organization.

(a)  CVBG is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. CVBG has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

(b)  CVBG is a bank holding company registered under the BHC Act. True and complete copies of Charter (the “CVBG Charter”), and Bylaws of CVBG, as in effect as of the date of this Agreement, have previously been made available by CVBG to GCBS.

(c)  Each CVBG Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on CVBG, and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on CVBG.

4.2        Capitalization.

(a)  The authorized capital stock of CVBG consists of Forty Million (40,000,000) shares of CVBG Common Stock, of which, as of December 31, 2006, 15,911,750 shares were issued and outstanding (also referred to as the “CVBG Capital Stock”). As of the date hereof, no shares of CVBG Capital Stock were reserved for issuance except for 4,000,000 shares of CVBG Common Stock reserved for issuance upon the exercise of CVBG Stock Options issued pursuant to CVBG Stock Plans. All of the issued and outstanding shares of CVBG Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)  No Voting Debt of CVBG is issued or outstanding. Since September 30, 2006, CVBG has not issued any shares of CVBG Capital Stock or any securities convertible into or exercisable for any shares of CVBG Capital Stock, other than as would be permitted by Section 5.2(b) hereof.

(c)  Except for (i) this Agreement, (ii) the rights under the CVBG Stock Plans which represented, as of January 25, 2007, the right to acquire up to an aggregate of 1,811,235 shares of CVBG Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.2(b), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which CVBG or any of its Subsidiaries is a party or by which it any of its Subsidiaries is bound obligating CVBG any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of CVBG Capital Stock or any Voting Debt or stock appreciation rights of CVBG or any of its Subsidiaries or obligating CVBG or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of CVBG or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of CVBG or any of its Subsidiaries or (B) pursuant to which CVBG or any of its Subsidiaries is or could be required to register shares of CVBG Capital Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 5.2(b).

(d)  CVBG owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of CVBG has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(d) of the CVBG Disclosure Schedule sets forth a list of the material investments of CVBG in Non-Subsidiary Affiliates.

4.3        Authority; No Violation.

(a)  CVBG has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of CVBG Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CVBG. The Board of Directors of CVBG determined that the Merger is advisable and in the best interest of CVBG and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to CVBG’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CVBG Common Stock, no other corporate proceedings on the part of CVBG are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CVBG and (assuming due authorization, execution and delivery by GCBS) constitutes valid and binding obligations of CVBG, enforceable against CVBG in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)  Neither the execution and delivery of this Agreement by CVBG, nor the consummation by CVBG of the transactions contemplated hereby, nor compliance by CVBG with any of the terms or provisions hereof, will (i) violate any provision of the CVBG Charter or the Bylaws of CVBG, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CVBG, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CVBG, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CVBG, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on CVBG.

4.4  Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notice or filings under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of NASD, or which are required under consumer finance, mortgage banking and other similar laws, and (vii) the approval of this Agreement by the requisite vote of the shareholders of GCBS and CVBG, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by CVBG of this Agreement and (B) the consummation by CVBG of the Merger and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which CVBG is a party and which are listed in Section 4.4 of the CVBG Disclosure Schedule, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by CVBG of this Agreement and (B) the consummation by CVBG of the Merger and the other transactions contemplated hereby.

4.5  Reports. CVBG and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, with the Regulatory Agencies, and all other reports and statements required to be filed by them, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on CVBG. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of CVBG and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of CVBG, investigation into the business or operations of CVBG or any of its Subsidiaries, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on CVBG. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of CVBG or any of its Subsidiaries which, in the reasonable judgment of CVBG, will, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

4.6  Financial Statements. CVBG has previously made available to GCBS true and correct copies of (i) the consolidated balance sheets of CVBG and its Subsidiaries as of December 31, 2003, 2004 and 2005 and the related consolidated statements of income and changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2003 through 2005, inclusive as reported in CVBG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC under the Exchange Act and accompanied by the audit report of Crowe, Chizek and Company LLP, independent public accountants with respect to CVBG, and (ii) the unaudited consolidated balance sheet of CVBG and its Subsidiaries as of September 30, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the nine-month periods then ended, as reported in CVBG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of CVBG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of CVBG and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7  Broker’s Fees. Except for Keefe, Bruyette & Woods, neither CVBG nor any CVBG Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8  Absence of Certain Changes or Events.

(a)  Since September 30, 2006, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on CVBG.

(b)  Since September 30, 2006 through and including the date of this Agreement, CVBG and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course except for certain actions to effect a sale of CVBG.

4.9        Legal Proceedings.

(a)  Except as disclosed in Section 4.9(a) of the CVBG Disclosure Schedule, neither CVBG nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of CVBG’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CVBG or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

(b)  There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon CVBG, any of its Subsidiaries or the assets of CVBG or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on CVBG.

4.10  Taxes and Tax Returns. Each of CVBG and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CVBG. Other than such ongoing examination, the federal income Tax returns of CVBG and its Subsidiaries, to the knowledge of CVBG, have not been examined by the IRS. There are no material disputes pending, or to the knowledge of CVBG, claims asserted, for Taxes or assessments upon CVBG or any of its Subsidiaries for which CVBG does not have adequate reserves. Neither CVBG nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CVBG and its Subsidiaries).

4.11  Employees.

(a)  Section 4.11(a) of the CVBG Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of CVBG and its Subsidiaries or with respect to which CVBG or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the “CVBG Benefit Plans”).

(b)  CVBG has heretofore made available to GCBS true and complete copies of each of the CVBG Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such CVBG Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such CVBG Benefit Plan.

(c)  Except as identified in Section 4.11(a) of the CVBG Disclosure Schedule referenced above or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVBG, (i) each of the CVBG Benefit Plans has been operated and administered in all material respects in compliance with ERISA and the Code, (ii) each of the CVBG Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and has received a favorable determination from the IRS that such CVBG Benefit Plan is so qualified, and to the knowledge of CVBG, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such CVBG Benefit Plan, (iii) with respect to each CVBG Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such CVBG Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such CVBG Benefit Plan’s actuary with respect to such CVBG Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such CVBG Benefit Plan allocable to such accrued benefits, (iv) no CVBG Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of CVBG or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of CVBG or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by CVBG, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with CVBG, would be deemed a “single employer” under Section 4001 of ERISA (a “CVBG ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to CVBG, its Subsidiaries or any CVBG ERISA Affiliate of incurring a material liability thereunder, (vi) no CVBG Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by CVBG or its Subsidiaries as of the Effective Time with respect to each CVBG Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (viii) none of CVBG, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which CVBG, its Subsidiaries or any CVBG Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of CVBG there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the CVBG Benefit Plans or any trusts related thereto.

(d)  Except as set forth in Schedule 4.11(d) of the CVBG Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of CVBG or any of its affiliates from CVBG or any of its affiliates under any CVBG Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CVBG Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

4.12  SEC Reports. CVBG has previously made available to GCBS an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003, by CVBG with the SEC pursuant to the Securities Act or the Exchange Act and prior to the date hereof and (b) communication mailed by CVBG to its shareholders since January 1, 2003. CVBG has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2003 (the “CVBG Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the CVBG Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CVBG Reports, and none of the CVBG Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.13  Compliance with Applicable Law.

(a)  CVBG and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity relating to CVBG or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

(b)  Except as will not have, either individually or in the aggregate, a Material Adverse Effect on CVBG, CVBG and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of CVBG, any of its Subsidiaries, or any director, officer or employee of CVBG or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on CVBG, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.14  Certain Contracts.

(a)  Except as disclosed in Section 4.11(a) of the CVBG Disclosure Schedule, neither CVBG nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from CVBG, GCBS, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the CVBG Reports, (iv) which materially restricts the conduct of any line of business by CVBG or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. CVBG has previously made available to GCBS true and correct copies of all employment and deferred compensation agreements which are in writing and to which CVBG is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the CVBG Disclosure Schedule, is referred to herein as a “CVBG Contract”, and neither CVBG nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on CVBG.

(b)  (i) Each CVBG Contract is valid and binding on CVBG or any of its Subsidiaries, as applicable, and in full force and effect, (ii) CVBG and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each CVBG Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on CVBG, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of CVBG or any of its Subsidiaries under any such CVBG Contract, except where such default which will, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

4.15  Agreements with Regulatory Agencies. Neither CVBG nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or, except as disclosed in Section 4.15 of the Civitas Disclosure Schedule, has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the CVBG Disclosure Schedule, a “CVBG Regulatory Agreement”), nor, to the knowledge of CVBG, has CVBG or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such CVBG Regulatory Agreement.

4.16  Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CVBG, (a) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of CVBG, one of its Subsidiaries, or for the account of a customer of CVBG or one of its Subsidiaries, were entered into in the ordinary course of business and, to CVBG’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of CVBG or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect; (b) CVBG and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and (c) to CVBG’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17  Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of CVBG included in the CVBG Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, neither CVBG nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on CVBG.

4.18  Insurance. CVBG and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to CVBG and its Subsidiaries.

4.19  Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on CVBG of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or, to the knowledge of CVBG, threatened against CVBG, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on CVBG. To the knowledge of CVBG, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

CVBG is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on CVBG.

4.20  State Takeover Laws. The Board of Directors of CVBG has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to CVBG, such that the provisions of such sections of the TBCA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

4.21  Reorganization. As of the date of this Agreement, CVBG is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22  Information Supplied. None of the information supplied or to be supplied by CVBG for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by CVBG with respect to statements made or incorporated by reference therein based on information supplied by GCBS for inclusion or incorporation by reference in the Joint Proxy Statement.

4.23  Internal Controls. The records, systems, controls, data and information of CVBG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CVBG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the CVBG Reports filed with the SEC prior to the date hereof, CVBG and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. CVBG (i) has designed disclosure controls and procedures to ensure that material information relating to CVBG, including its consolidated Subsidiaries, is made known to the management of CVBG by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CVBG's independent registered public accounting firm and the audit committee of CVBG's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CVBG's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CVBG's internal control over financial reporting.. CVBG has made available to GCBS a summary of any such disclosure made by management to GCBS’s auditors and audit committee since January 1, 2002. CVBG has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

4.24  Opinion of CVBG Financial Advisor. CVBG has received the opinion of its financial advisor, Keefe, Bruyette & Woods dated the date of this Agreement, to the effect that the consideration received by the holders of CVBG Common Stock is fair, from a financial point of view, to CVBG and the holders of CVBG Common Stock.

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the GCBS Disclosure Schedule and the CVBG Disclosure Schedule), each of GCBS and CVBG shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either GCBS or CVBG to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2  CVBG Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the CVBG Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, CVBG shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of GCBS (which consent shall not be unreasonably withheld):

(a)  other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of CVBG or any of its wholly-owned Subsidiaries to CVBG or any of its Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b)  (i) adjust, split, combine or reclassify any shares of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock except (A) for regular quarterly cash dividends declared in 2007 at a rate not in excess of $0.02 per share of CVBG Common Stock and payable in 2007, (B) dividends paid by any of the Subsidiaries of CVBG to CVBG or to any of its wholly-owned Subsidiaries, (C) the acceptance of shares of CVBG’s Common Stock as payment of the exercise price of stock options, in accordance with past practice and the terms of the applicable award agreements, or (D) the acceptance of shares of CVBG Common Stock upon forfeiture of any restricted shares pursuant to an award of restricted shares under any CVBG Stock Plan; (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue any additional shares of capital stock except pursuant to the exercise of CVBG Stock Options outstanding as of the date of this Agreement;

(c)  (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an existing agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of CVBG, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus, or (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than in the ordinary course of business consistent with past practice or as required by applicable law or any existing agreement;

(d)  sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to CVBG and its Subsidiaries, taken as a whole, to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any indebtedness that is material to CVBG and its Subsidiaries, taken as a whole, to any such person or any claims held by any such person that are material to CVBG and its Subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e)  enter into any new line of business that is material to CVBG and its Subsidiaries, taken as a whole, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to CVBG and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f)  except for transactions made in the ordinary course of business consistent with past practice, make any material capital expenditure or capital additions or improvements which individually exceed $10,000 or in the aggregate exceed $50,000 either by purchase or sale of fixed assets, property transfers, or purchase or sale of any property or assets of any other individual, corporation or other entity;

(g)  knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h)  amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than GCBS or its Subsidiaries) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i)  other than in prior consultation with GCBS, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)  settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(k)  take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(l)  implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines;

(m)  take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement; or

(n)  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1        Regulatory Matters.

(a)  GCBS and CVBG shall promptly prepare and file with the SEC the Joint Proxy Statement and GCBS shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of GCBS and CVBG shall use their reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and GCBS and CVBG shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. GCBS shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CVBG shall furnish all information concerning CVBG and the holders of CVBG Capital Stock as may be reasonably requested in connection with any such action. If at any time prior to or after the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of GCBS and CVBG.

(b)  The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. GCBS and CVBG shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to GCBS or CVBG, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)  Each of GCBS and CVBG shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CVBG, GCBS or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)  Each of GCBS and CVBG shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

(e)  GCBS and CVBG shall promptly furnish each other with copies of written communications received by GCBS and CVBG, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

6.2        Access to Information.

(a)  Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of GCBS and CVBG, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, GCBS and CVBG shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which CVBG or GCBS, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither CVBG nor GCBS nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of CVBG’s or GCBS’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)  Each of GCBS and CVBG agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representative to keep confidential, all information and documents obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

(c)  No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3        Shareholders’ Approvals. Each of GCBS and CVBG shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon proposals to adopt this Agreement and approve the Merger Agreement and the Merger, and each shall use its reasonable best efforts, to cause such meetings to occur as soon as reasonably practicable. The Board of Directors of each of GCBS and CVBG shall use its reasonable best efforts (and subject to its fiduciary duty) to obtain from the shareholders of GCBS and CVBG, as the case may be, the vote in favor of the adoption of this Agreement required by the TBCA and GCBS's and CVBG's charter and bylaws, as the case may be to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of GCBS and CVBG at such meeting for the purpose of obtaining the CVBG Shareholder Approval or GCBS Shareholder Approval, as the case may be, and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve GCBS and CVBG of such obligations.

6.4  Legal Conditions to Merger. Each of GCBS and CVBG shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by GCBS or CVBG or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5  Affiliates. CVBG shall cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of CVBG to deliver to GCBS, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders’ meetings called by CVBG to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit 6.5. In addition, “affiliates” who are also directors of CVBG and who represent 75% of the members of the Board of Directors of CVBG and whose ownership of CVBG Common Stock represents 75% of the CVBG Common Stock owned by all members of Board of Directors of CVBG shall have voted as directors in favor of this Agreement.

6.6  Stock Quotation or Listing. GCBS shall cause the shares of GCBS Common Stock to be issued in the Merger to be qualified for quotation or listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time. GCBS shall cause the shares of CVBG Common Stock to be de-listed with the NASDAQ Global Select Market and the SEC after the Effective Time.

6.7        Employee Benefit Plans; Existing Agreements.

(a)  As of the Effective Time, to the extent permissible under the terms of the GCBS employee benefit Plans, the employees of CVBG and its Subsidiaries (the “CVBG Employees”) shall be eligible to participate in GCBS’s employee benefit plans, including but not limited to bonus and option plans, in which similarly situated employees of GCBS or its Subsidiaries participate, to the same extent as similarly situated employees of GCBS or its Subsidiaries (it being understood that inclusion of CVBG Employees in GCBS’s employee benefit plans may occur at different times with respect to different plans) except as provided below.

(b)  With respect to each GCBS Plan that is an “employee benefit plan,” as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, and entitlement to benefits, including for severance benefits and vacation entitlement, service with

CVBG shall be treated as service with GCBS; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each GCBS employee benefit plan shall waive pre-existing condition limitations to the same extent waived under the applicable CVBG employee benefit plan. CVBG Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the GCBS employee benefit plans.

(c)  From and after the Effective Time, GCBS or the Surviving Corporation, as applicable, will assume and honor and shall cause the appropriate Subsidiaries of GCBS to assume and to honor in accordance with their terms all employment, severance, change of control and other compensation agreements and arrangements between CVBG or its Subsidiaries and any employee thereof, and all accrued and vested benefit obligations, existing prior to the execution of this Agreement which are between CVBG or any of its Subsidiaries and any current or former director, officer, employee or consultant thereof. In addition, any employee of CVBG or its Subsidiaries whose position is eliminated as a direct result of the Merger shall be eligible to receive the Standard Severance Package of CVBG as described by CVBG to GCBS previously, rather than any standard severance package of GCBS, unless specifically negotiated between the employee and GCBS or CVBG.

(d)  From and after the Effective Time, GCBS or the Surviving Corporation, as applicable, will, and will cause any applicable Subsidiary thereof or Employee Benefit Plan, to provide or pay when due to CVBG's employees as of the Effective Time all benefits and compensation pursuant to CVBG's Employee Plans, programs and arrangements in effect on the date hereof earned and accrued through, and to which such individuals are entitled as of the Effective Time (or such later time as such Employee Benefit Plans as in effect at the Effective Time are terminated or canceled by GCBS or the Surviving Corporation) subject to compliance with the terms of this Agreement.

6.8        Directors’ and Officers’ Insurance.

(a)  GCBS shall use its reasonable best efforts to cause the individuals serving as officers and directors of CVBG, its Subsidiaries or any entity specified in the CVBG Disclosure Schedule immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by CVBG (provided that GCBS may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(b)  The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9  Advice of Changes. GCBS and CVBG shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10      Acquisition Proposals.

(a)  CVBG and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by CVBG or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, as defined below, and they will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which they are a party with respect to any Acquisition Proposal. From the acceptance of the offer letter dated December 20, 2006, through the Effective Time, CVBG shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of CVBG, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by CVBG.

(b)  (i) Notwithstanding the foregoing, the Board of Directors of CVBG shall be permitted, prior to its meeting of shareholders to be held pursuant to Section 6.3, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement which its Board of Directors, upon written advice from outside legal counsel to CVBG that failure to consider such deemed Superior Proposal could reasonably be expected to constitute a breach of fiduciary duties to CVBG shareholders under Tennessee law and subject to compliance with the other terms of this Section 6.10.

(ii)  CVBG shall notify GCBS promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to CVBG or any of its Subsidiaries by any person that informs CVBG or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). CVBG shall also promptly, and in any event within 24 hours, notify GCBS, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.10(b) and keep GCBS informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto..

(iii)  Nothing contained in this Section 6.10 shall prohibit CVBG or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(c)  Nothing in this Section 6.10 shall (x) permit CVBG to terminate this Agreement or (y) affect any other obligation of CVBG under this Agreement. CVBG shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(d)  For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of CVBG or any of its significant subsidiaries (as defined under Regulation S-X of the SEC), (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of CVBG or its significant subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of CVBG, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CVBG or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(e)  For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of CVBG concludes in good faith, upon the written advice of its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of CVBG from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.10(d) except that the reference to "10% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving CVBG.

6.11  Bank Merger. At or immediately prior to the Effective Time, if requested by GCBS, CVBG shall cause Cumberland Bank to enter into an Agreement and Plan of Merger (the "Bank Merger Agreement") with Greene County Bank pursuant to which Cumberland Bank shall merge with and into Greene County Bank after the Merger. Promptly following execution of such Bank Merger Agreement, CVBG shall approve such agreement as the sole shareholder of Cumberland Bank. The Bank Merger Agreement shall contain such terms and conditions as are reasonable, normal and customary in light of the transactions contemplated hereby including a covenant that consummation of the merger of Cumberland Bank with and into Greene County Bank would not occur earlier than simultaneous with consummation of the Merger and a provision for termination of the Bank Merger Agreement upon termination of this Agreement.

ARTICLE VII.
CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)  Shareholder Approval. This Agreement shall have been adopted by the respective requisite affirmative votes of the holders of GCBS Common Stock and CVBG Common Stock entitled to vote thereon.

(b)  Listing or Quotation. The shares of GCBS Common Stock which shall be issued to the shareholders of CVBG upon consummation of the Merger shall have been qualified for quotation on the NASDAQ Global Select Market, subject to official notice of issuance.

(c)  Regulatory Approvals. All regulatory approvals set forth in Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d)  Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)  No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

(f)  Federal Tax Opinion. The parties hereto shall have received the opinion of counsel, in form and substance reasonably satisfactory to GCBS and CVBG and their respective counsel, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

(i)  The Merger will constitute a reorganization under Section 368(a) of the Code, and GCBS and CVBG will each be a party to the reorganization;

(ii)  No taxable gain or loss will be recognized by GCBS or CVBG as a result of the Merger; and

(iii)  No taxable gain or loss will be recognized by shareholders of CVBG who exchange their CVBG Common Stock solely for GCBS Common Stock pursuant to the Merger (except with respect to cash received as part of the total consideration including cash received in lieu of a fractional share interest in GCBS Common Stock).

In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of GCBS, CVBG and others.

7.2  Conditions to Obligations of CVBG. The obligation of CVBG to effect the Merger is also subject to the satisfaction, or waiver by CVBG, at or prior to the Effective Time, of the following conditions:

(a)  Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of GCBS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and CVBG shall have received a certificate signed on behalf of GCBS by the Chief Executive Officer and the Chief Financial Officer of GCBS to the foregoing effect.

(b)  Performance of Obligations of GCBS. GCBS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CVBG shall have received a certificate signed on behalf of GCBS by the Chief Executive Officer and the Chief Financial Officer of GCBS to such effect.

7.3  Conditions to Obligations of GCBS. The obligation of GCBS to effect the Merger is also subject to the satisfaction or waiver by GCBS at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties. Subject to the standard set forth in Section 9.2., the representations and warranties of CVBG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and GCBS shall have received a certificate signed on behalf of CVBG by the Chief Executive Officer and the Chief Financial Officer of CVBG to the foregoing effect.

(b)  Performance of Obligations of CVBG. CVBG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GCBS shall have received a certificate signed on behalf of CVBG by the Chief Executive Officer and the Chief Financial Officer of CVBG to such effect.

(c)  Bank Merger. The bank Subsidiaries of GCBS and CVBG shall have received all Requisite Regulatory Approval and shareholder and other approvals necessary to be merged together.

(d)  Regulatory Agreement. There are no CVBG Regulatory Agreements in effect that would have a Material Adverse Effect on GCBS after the Effective Time.

(e)  Continuing Review. From and subsequent to the date hereof, CVBG will have: (1) given to GCBS and its counsel and accountants access to their premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct CVBG’s counsel and accountants to cooperate with GCBS and with GCBS’s counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements, and regulatory filings with respect to the transactions encompassed by this Agreement.

ARTICLE VIII.
TERMINATION AND AMENDMENT

8.1        Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of CVBG or GCBS:

(a)  by mutual consent of GCBS and CVBG in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b)  by either the Board of Directors of GCBS or the Board of Directors of CVBG, upon written notice to the other party, if a Governmental Entity that must provide GCBS or CVBG with a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c)  by either the Board of Directors of GCBS or the Board of Directors of CVBG, upon written notice to the other party, if the Merger shall not have been consummated on or before the time specified in Section 9.1; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d)  by either CVBG or GCBS (provided that the party terminating shall not be in material breach of any of its obligations under Section 6.3) if any approval of the shareholders of CVBG or GCBS required for the consummation of the Merger shall not have been obtained upon a vote taken thereon at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e)  by either GCBS or CVBG (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within ten days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by GCBS) or Section 7.3(a) (in the case of a breach of a representation or warranty by CVBG);

(f)  by either GCBS or CVBG (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within ten days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless the breach of covenant, together with all other such breaches, would entitle the party entitled to the benefit of such covenant not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by GCBS) or Section 7.3(b) (in the case of a breach of covenant by CVBG); or

(g)  by either GCBS or CVBG, if (i) the Board of Directors of the other does not publicly recommend in the Joint Proxy Statement that its shareholders approve and adopt this Agreement, (ii) after recommending in the Joint Proxy Statement that such shareholders approve and adopt this Agreement, such Board of Directors shall have withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (iii) the other party materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Sections 6.1 and 6.3.

(h)  by GCBS, if the Board of Directors of CVBG has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal, as defined below, with any person other than GCBS.

8.2  Effect of Termination. In the event of termination of this Agreement by either CVBG or GCBS:

(a)  As provided in Sections 8.1(a), (b), (c), or (d), this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of GCBS or CVBG or their respective officers or directors; or

(b)  As provided in Sections 8.1 (e), (f), (g), or (h), either party may seek all legal and equitable remedies to which such party may be entitled, including specific performance of the provisions hereof. If any party willfully causes a material breach of any representation, warranty, covenant or agreement hereunder and fails promptly to correct same as soon as reasonably practicable after receipt of written notice thereof, such party shall pay the other party's expenses arising from the negotiation and preparation of, or preparation for, filings and solicitations with respect to, this Agreement, including accounting fees, legal fees, filing fees, travel expenses, together with other damages recoverable at law or in equity; and

(c)  In any event of any termination, any liability or obligation on the part of GCBS or CVBG or their respective officers or directors with respect to Sections 6.2(b) (which may be enforced by injunction restraining the breaching party from violation of this provision, the parties hereby consenting to such injunction), 8.3, 9.4, and 9.10 shall survive such termination.

8.3        Termination Fee.

(a)  CVBG shall promptly pay to GCBS a termination fee equal to $5.0 million (the Termination Fee”) in immediately available federal funds if this Agreement is terminated as follows:

(i)  if GCBS shall terminate this Agreement pursuant to Section 8.1(h), then CVBG shall pay the Termination Fee on the business day following such termination;

(ii)  if (A) either party shall terminate this Agreement pursuant to Section 8.1(d) because the required CVBG shareholder approval shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the CVBG Shareholders Meeting a bona fide Acquisition Transaction, as defined below, shall have been publicly announced or otherwise communicated to the Board of Directors of CVBG (a "Public Proposal") that has not been withdrawn prior to such date.

(iii)  if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or GCBS shall terminate this Agreement pursuant to Section 8.1(e) or (f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to CVBG that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, CVBG shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement.

(b)  If CVBG fails to pay all amounts due to GCBS under Section 8.3 on the dates specified, then CVBG shall pay all costs and expenses (including legal fees and expenses) incurred by GCBS in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by GCBS.

(c)  The parties acknowledge that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

(d)  For purposes of this Agreement, the term "Acquisition Transaction" shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of CVBG, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 10% or more of the outstanding shares of voting stock of CVBG, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving CVBG, other than a merger, business combination or similar transaction pursuant to which persons who are shareholders of CIVITAS immediately prior to such transaction own 60% or more of the voting stock of the surviving entity (or parent thereof) immediately after consummation of such transaction and, as a result of such transaction, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) holds 20% or more of the voting stock of the surviving entity (or parent thereof) immediately following consummation of such transaction.

8.4  Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of GCBS and CVBG; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CVBG or GCBS, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of CVBG Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5  Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CVBG or GCBS, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of CVBG Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  ARTICLE IX.
GENERAL PROVISIONS

9.1  Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than the later of June 30, 2007 (or such later date caused by regulatory or court delays outside of the control of the parties or unless extended by mutual agreement of the parties), but no earlier than after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms are to be satisfied or waived at Closing) (the “Closing Date”).

9.2  Standard. No representation or warranty of CVBG contained in Article IV or of GCBS contained in Article III shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of GCBS, or Article IV, in the case of CVBG, has had or would be reasonably likely to have a Material Adverse Effect with respect to GCBS or CVBG, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2(a), in the case of GCBS , and Section 4.2(a), in the case of CVBG, shall be deemed untrue and incorrect if not true and correct in all material respects.

9.3  Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than any confidentiality agreement executed in connection with this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Section 1.12 and Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.4  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by GCBS and CVBG.

9.5  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to CVBG, to:	with a copy to:

	Richard E. Herrington	Mary Neil Price, Esq.
	President/CEO	Miller & Martin, PLLC
	Civitas BankGroup, Inc.	1200 One Nashville Place
	810 Crescent Centre Drive, Suite 320	150 Fourth Ave. North
	Franklin, TN 37067	Nashville, TN 37219
	Fax: (615) 263-9510	Fax: (615) 256-8197

(b)	if to GCBS, to:	with a copy to:
	James E. Adams	Steven J. Eisen, Esq.
	Chief Financial Officer	Baker, Donelson, Bearman
	Greene County Bancshares, Inc.	Caldwell & Berkowitz, PC
	100 North Main Street	211 Commerce St., Ste. 1000
	Greeneville, TN 37743	Nashville, TN 37201
	Fax: (423) 278-3090	Fax: (615) 744-5718

9.6  Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Disclosure Schedules and each other Exhibit and Schedule shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular or plural forms of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word.

9.7  Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8  Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal law apply. Any legal action or proceeding with respect to this Agreement against any party shall be brought only in a court of record of, or in any federal court located in, Davidson County in the State of Tennessee, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts sitting in Davidson County, Tennessee, and waive any objection to the laying of venue on the grounds of forum non convenience which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction.

9.10  Publicity. Except as otherwise required by applicable law or the rules of the NASDAQ, neither CVBG nor GCBS shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of GCBS, in the case of a proposed announcement or statement by CVBG, or CVBG, in the case of a proposed announcement or statement by GCBS, which consents shall not be unreasonably withheld.

9.11  Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed and delivered as of the day and year first above written, such execution having been duly authorized by the respective Board of Directors of GCBS and CVBG.

Attest:	GREENE COUNTY BANCSHARES, INC.:

/s/ James E. Adams_________________	By: /s/ R. Stan Puckett_________________
Assistant Secretary	Title: Chairman and Chief Executive Officer _

Attest:	CIVITAS BANKGROUP, INC.:

/s/ Danny Herron __________________	By: /s/ Richard E. Herrington ____________
Secretary	Title: President and Chief Executive Officer__

EXHIBIT 6.5

AFFILIATE AGREEMENT

This Affiliate Agreement (the "Affiliate Agreement") is made and entered into as of January 25, 2007 (the "Effective Date") among Civitas BankGroup, Inc., a Tennessee corporation ("CVBG"), Greene County Bancshares, Inc., a Tennessee corporation ("GCBS") and the undersigned stockholder of CVBG ("Stockholder").

RECITALS

A. This Affiliate Agreement is entered into pursuant to that certain Agreement and Plan of Merger dated as of January 25, 2007, between GCBS and CVBG (as such may be amended, the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of CVBG with and into GCBS, with GCBS to be the surviving corporation of the Merger, all pursuant to the terms and conditions of the Merger Agreement. Capitalized terms used but not otherwise defined in this Affiliate Agreement have the meanings ascribed to such terms in the Merger Agreement.

B.  The Merger Agreement provides that, in the Merger, the shares, and options to purchase shares, of CVBG Common Stock that are issued and outstanding at the Effective Time of the Merger will be converted into shares of GCBS Common Stock or cash, all as more particularly set forth in the Merger Agreement.

C. Stockholder understands that Stockholder may be deemed an "affiliate" of CVBG as the term affiliate is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Securities Act of 1933, as amended (the "1933 Act"), and/or is used in and for the purposes of Accounting Series Releases 130 and 135, as amended, and, as such, any shares of GCBS Common Stock acquired by the Stockholder in the Merger may be disposed of only in conformity with the limitations described herein.

A G R E E M E N T

1.  Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants as follows:

(a)  Authority; Affiliate Status. Stockholder has all requisite right, power, legal capacity and authority to execute and deliver this Affiliate Agreement and to perform its obligations hereunder. This Affiliate Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder further understands and agrees that Stockholder may be deemed to be an "affiliate" of CVBG within the meaning of the 1933 Act and, in particular, Rule 145 promulgated under the 1933 Act ("Rule 145").

(b)  CVBG Securities Owned. The last page hereto sets forth all shares of CVBG capital stock and any other securities of CVBG owned by Stockholder, including all

Exhibit 6.5 - 1

securities of CVBG as to which Stockholder has sole or shared voting or investment power, and all rights, options and warrants to acquire shares of capital stock or other securities of CVBG granted to or held by Stockholder (such shares of CVBG capital stock, other securities of CVBG and rights, options and warrants to acquire shares of CVBG capital stock and other securities of CVBG are hereinafter collectively referred to as "CVBG Securities"). As used herein, the term "Expiration Date" means the earliest to occur of (i) the closing, consummation and effectiveness of the Merger, or (ii) such time as the Merger Agreement may be terminated in accordance with its terms.

(c)  New CVBG Securities. As used herein, the term "New CVBG Securities" means, collectively, any and all shares of CVBG Capital Stock, other securities of CVBG, and rights, options and warrants to acquire shares of CVBG Capital Stock and other securities of CVBG that Stockholder may purchase or otherwise acquire any interest in (whether of record or beneficially), on and after the Effective Date of this Affiliate Agreement and prior to the Expiration Date. All New CVBG Securities will be subject to the terms of this Affiliate Agreement to the same extent and in the same manner as if they were CVBG Securities.

(d)  Further Assurances. Stockholder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the opinion of GCBS or CVBG, to carry out the purposes and intent of this Affiliate Agreement.

(e)  Voting. Provided the Stockholder is also a director of CVBG and has voted as a director in favor of the Merger Agreement, Stockholder agrees to vote all of his CVBG Securities and New CVBG Securities in favor of the Merger when presented to a vote of the shareholders of CVBG.

(f)  Merger Securities. As used herein, the term "Merger Securities" means, collectively, all shares of GCBS Common Stock that are or may be issued by GCBS in connection with the Merger or the transactions contemplated by the Merger Agreement, or to any former holder of CVBG options, warrants or rights to acquire shares of CVBG Common Stock, and any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefore or upon conversion thereof.

(g)  Transfer Restrictions on Merger Securities. Stockholder has been advised that the issuance of the shares of GCBS Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement of Form S-4 under the 1933 Act, and that the provisions of Rule 145 will limit Stockholder's resales of such Merger Securities. Stockholder accordingly agrees not to sell, transfer, exchange, pledge, or otherwise dispose of, or make any offer or agreement relating to, any of the Merger Securities and/or any option, right or other interest with respect to any Merger Securities that Stockholder may acquire, unless: (i) such transaction is permitted pursuant to Rule 145(d) under the 1933 Act; or (ii) legal counsel representing Stockholder, which counsel is reasonably satisfactory to GCBS, shall have advised GCBS in a written opinion letter reasonably satisfactory to GCBS and GCBS’s legal counsel, and upon which GCBS and its legal counsel may rely, that no registration under the 1933 Act would be required in connection with the proposed sale, transfer, exchange, pledge or other disposition of Merger Securities by Stockholder; or (iii) a registration statement under the 1933 Act covering the Merger Securities proposed to be sold, transferred, exchanged, pledged or

Exhibit 6.5 - 2

otherwise disposed of, describing the manner and terms of the proposed sale, transfer, exchange, pledge or other disposition, and containing a current prospectus, shall have been filed with the Securities and Exchange Commission ("SEC") and been declared effective by the SEC under the 1933 Act; or (iv) an authorized representative of the SEC shall have rendered written advice to Stockholder (sought by Stockholder or counsel to Stockholder, with a copy thereof and all other related communications delivered to GCBS and its legal counsel) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed disposition of Merger Securities if consummated. Nothing herein imposes upon GCBS any obligation to register any Merger Securities under the 1933 Act.

(h)  No Sale; Intent. Stockholder is not aware of, nor is Stockholder participating in, any present plan or intention to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition of any of the shares of GCBS Common Stock (or other Merger Securities) that Stockholder may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefore or upon conversion thereof. Stockholder agrees not to sell any CVBG Securities or New CVBG Securities prior to the Expiration Date, except for transfers to affiliated parties or gifts without consideration.

2.  Representations, Warranties and Covenants of GCBS. GCBS represents, warrants and covenants that it will remain current in its 1934 Act filings for the appropriate period of time to which the restrictions of this Agreement shall apply to the Stockholder. GCBS currently is in compliance with Rule 144(c) promulgated under the 1933 Act.

3.  Legends. Stockholder also understands and agrees that stop transfer instructions will be given to GCBS’s transfer agent with respect to certificates evidencing the Merger Securities to enforce Stockholder's compliance with Stockholder's representations in Section 1 and Stockholder's compliance with applicable securities laws regarding the Merger Securities, and that there will be placed on the certificates evidencing such Merger Securities such legends as GCBS or its counsel may reasonably require, including without limitation, a legend providing substantially as follows:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

GCBS agrees to instruct the transfer agent to remove the stop transfer order with respect to the Merger Securities at such time as the applicable securities laws will allow.

4.  Notices. Any notice or other communication required or permitted to be given under this Affiliate Agreement will be in writing, will be delivered personally or by mail or

Exhibit 6.5 - 3

express delivery, postage prepaid, return receipt requested, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

(a)	if to CVBG, to:	with a copy to:

	Richard E. Herrington	Mary Neil Price, Esq.
	President/CEO	Miller & Martin, PLLC
	Civitas BankGroup, Inc.	1200 One Nashville Place
	810 Crescent Centre Drive, Suite 320	150 Fourth Ave. North
	Franklin, TN 37067	Nashville, TN 37219
	Fax: (615) 263-9510	Fax: (615) 256-8197

(b)	if to GCBS, to:	with a copy to:
	James E. Adams	Steven J. Eisen, Esq.
	Chief Financial Officer	Baker, Donelson, Bearman
	Greene County Bancshares, Inc.	Caldwell & Berkowitz, PC
	100 North Main Street	211 Commerce St., Ste. 1000
	Greeneville, TN 37743	Nashville, TN 37201
	Fax: (423) 278-3090	Fax: (615) 744-5718

at the address for notice to such Stockholder set forth on the last page hereof. or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 4.

5.  Survival; Termination. All representations, warranties and agreements made by Stockholder and GCBS in this Affiliate Agreement shall survive the consummation of the Merger. This Affiliate Agreement shall be terminated and shall be of no further force and effect upon any termination of the Merger Agreement pursuant to its terms.

6.  Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Affiliate Agreement shall be paid by the party incurring such costs and expenses.

7.  Counterparts. This Affiliate Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same agreement. This Affiliate Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

8.  Assignment, Binding Effect. Except as provided herein, neither this Affiliate Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Affiliate Agreement shall be

Exhibit 6.5 - 4

binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.  Amendment and Waivers. Any term or provision of this Affiliate Agreement may be amended, and the observance of any term of this Affiliate Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the parties to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

10.  Entire Agreement. This Affiliate Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings between the parties with respect thereto.

11.  Severability. Any term or provision of this Affiliate Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Affiliate Agreement or affecting the validity or enforceability of any of the terms or provisions of this Affiliate Agreement in any other jurisdiction. If any provision of this Affiliate Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

12.  Governing Law. The internal laws of the State of Tennessee (irrespective of its choice of law principles) will govern the validity of this Affiliate Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

13.  Construction. The language hereof will not be construed for or against either party. A reference to a section will mean a section in this Affiliate Agreement, unless otherwise explicitly set forth. The titles and headings in this Affiliate Agreement are for reference purposes only and will not in any manner limit the construction of this Affiliate Agreement. For the purposes of such construction, this Affiliate Agreement will be considered as a whole.

Exhibit 6.5 - 5

IN WITNESS WHEREOF, the parties hereto have caused this Affiliate Agreement to be executed as of the date first written above.

Greene County Bancshares, Inc.		Civitas BankGroup, Inc.

By: ____________________________________		By: ____________________________________

Title: ___________________________________		Title: ___________________________________

Stockholder

________________________________________	(Signature)
Name: __________________________________	(Printed)

Address: ________________________________
________________________________________
________________________________________

Phone: __________________________________
Fax: ____________________________________

Number of Shares of CVBG Common Stock owned as of the date of this Affiliate Agreement:	____________________________

Number of CVBG Options or Warrants for Common Stock owned as of the date of this Affiliate Agreement:	____________________________

Exhibit 6.5 - 6